EXHIBIT 1.2

SELLING DEALERS AGREEMENT

PDC SECURITIES INCORPORATED

103 E. Main Street

P.O. Box 26

BRIDGEPORT, WEST VIRGINIA 26330

(304) 842-3597

_________________________ 2003

Selling Dealers Agreement

RE: PDC 2004-A,-B, -C, and -D (a Series of Limited Partnerships to be organized)

PDC 2005-A, -B, -C, and -D (a Series of Limited Partnerships to be organized)

PDC 2006-A, -B, -C, and -D (a Series of Limited Partnerships to be organized)

[Names and Addresses]

Dear ________________:

We have entered into a Dealer-Manager Agreement (the "Dealer-Manager Agreement") with Petroleum Development Corporation, a Nevada corporation ("PDC"), the proposed Managing General Partner of PDC 2004-2006 Drilling Program (the "Program"), a series of twelve limited partnerships to be formed under the laws of West Virginia, designated as PDC 2004-A, -B, -C and -D Limited Partnerships, PDC 2005-A, -B, -C and -D Limited Partnerships, and PDC 2006-A, -B, -C and -D Limited Partnerships (each a "Partnership"), under which we have agreed to use our best efforts to place with qualified investors preformation partnership interests in the Partnership ("Units"). PDC and the Partnerships are offering up to an aggregate of $400,000,000 of Units consisting of 20,000 Units at a price of $20,000 per Unit with fractional Units available as described in the Partnership's Offering Prospectus, dated ________________, 2004 (the "Prospectus"), a copy of which has previously been furnished to you.

In connection with the performance of our obligations under the Dealer-Manager Agreement, we are authorized to engage you as a soliciting dealer for the offer and sale of Units, to pay you all or a portion of our commissions and fees for Units sold by you, all as is more fully set forth herein. In further consideration of your participation in the offering and sale of the Units, and as an inducement to you to become a soliciting dealer, PDC, by its execution of this Agreement, agrees to extend to you certain of the benefits provided to us in the Dealer Manager Agreement, and to indemnify you against certain civil liabilities under the Securities Act of 1933, as amended ("Securities Act"). Unless the context otherwise requires, all of the capitalized terms used herein shall have the meaning given to such terms in the Dealer-Manager Agreement or in the Prospectus. You are hereby invited to become a soliciting dealer and, as such, to use your best efforts to procure purchasers of Units in accordance with the terms and provisions of this Agreement.

1. Representations and Warranties of PDC. All of the representations and warranties contained in Section 2 of the Dealer-Manager Agreement are incorporated herein by this reference and given to you by PDC as though fully set forth herein.

2. Offering and Sale of Units.

(a) On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, we hereby appoint you as a soliciting dealer during the Offering Period to offer to potential investors in the Partnership in accordance with the terms of the Prospectus up to 20,000 Units, and you agree to use your best efforts as soliciting dealer, promptly following the Effective Date, to offer and sell such number of Units to potential investors at the price and in accordance with the terms stated in the Prospectus.

(b) All sales of Units will be conditioned upon acceptance by PDC of the Subscription Documents of each subscriber to Units consisting of the Subscription Agreement, duly executed by each such subscriber and accompanied by payment of the purchase price of Units subscribed to by each subscriber. PDC shall have the right, in its sole discretion, to reject the Subscription of any potential purchaser of Units.

(c) The offering of Units by you will be made to potential investors solely in the states in which you are registered to sell and listed in Exhibit A to this Agreement.

(d) The Units will be offered and sold by you only to persons who warrant or represent that they or their beneficiaries meet the financial suitability requirements as set forth in the Prospectus and such other conditions as may be required by the states in which the Units are offered or sold.

(e) Subject to the terms and conditions herein set forth, we agree that we shall pay to you commissions equal to 7% of the Partnership Subscriptions, an unaccountable marketing support fee equal to 1% of the Partnership Subscriptions, and reimbursement of bona fide accountable due diligence expenses equal to -1/2% of the Partnership Subscriptions of subscribers whose Subscriptions were obtained by you in your capacity as a soliciting dealer pursuant to this Agreement, such commissions to be paid on the date commissions are paid to us pursuant to the Dealer-Manager Agreement. Total compensation to NASD members under this agreement and the Dealer-Manager Agreement shall not exceed 10% of Subscriptions, and reimbursement of bona fide accountable due diligence expenses shall not exceed -1/2% of Subscriptions. Prior to the time the Partnership has been formed and funded, the Managing General Partner will advance from its own funds to you funds for payment of sales commissions and selling expenses for Units which have been accepted and cleared. If the sale of the minimum number of Units has not occurred as of the time the offering of that particular Partnership terminates or the Managing General Partner determines not to organize and fund that Partnership for any reason, and we have theretofore advanced to you funds for payment of sales commissions and selling expenses with respect to your sale of Units in that Partnership, you shall promptly return in cash to the Managing General Partner all commissions and other expenses that the Managing General Partnership has previously advanced to you.

(f) Notwithstanding the provisions of Sections 2(e) of this Agreement, you understand and agree that no commissions, fees or other compensation shall be payable to us or to you if PDC has not received and accepted Subscriptions aggregating at least $3,000,000 for each of PDC 2004-A Limited Partnership, PDC 2005-A Limited Partnership and PDC 2006-A Limited Partnership; at least $1,750,000 for each of PDC 2004-B and -C Limited Partnerships, PDC 2005-B and -C Limited Partnerships and PDC 2006-B and -C Limited Partnerships; and at least $3,500,000 for each of PDC 2004-D Limited Partnership, PDC 2005-D Limited Partnership and PDC 2006-D Limited Partnership by the Termination Date.

3. Subscription Payments.

(a) Payments received by us or you for Subscriptions shall be made payable to "BB&T as Escrow Agent for PDC 2004-[A, B, C, or D; or PDC 2005-A, B, C, or D; or PDC 2006-A, B. C, or D, as the case may be] Limited Partnership".

(b) All such funds shall be transferred by you by noon of the next business day after receipt to PDC Securities Incorporated for transfer to the Bank Escrow Agent by noon of the next business day after receipt for deposit in escrow in accordance with the Prospectus. In the event that at least $3,000,000 with respect to each of PDC 2004-A Limited Partnership, PDC 2005-A Limited Partnership and PDC 2006-A Limited Partnership; at least $1,750,000 with respect to each of PDC 2004-B and -C Limited Partnerships, PDC 2005-B and -C Limited Partnerships and PDC 2006-B and -C Limited Partnerships; and at least $3,500,000 with respect to each of PDC 2004-D Limited Partnership, PDC 2005-D Limited Partnership and PDC 2006-D Limited Partnership Minimum Offering is not achieved on or before the Termination Date, all funds held in the Escrow Account shall, within 10 days after the Termination Date, be returned directly to the respective subscribers, together with a pro rata share of any interest earned thereon. In the event the Minimum Offering is achieved on or before the Termination Date, all funds held in the Escrow Account attributable to subscribers whose Subscriptions are rejected by PDC, together with any interest earned thereon, as well as any interest earned on the funds of subscribers whose Subscriptions are accepted by PDC, shall, within 10 days after the filing of the Certificate, be returned or disbursed, as the case may be, to such subscribers.

4. Suitability.

(a) As a soliciting dealer, you are aware of the suitability standards, as set forth in the Prospectus, that an offeree must meet and represent. As such, you will make reasonable inquiry to assure that there is compliance with such standards.

(b) In recommending the purchase of Units in the Partnership, you shall:

(1) Have reasonable grounds to believe, on the basis of information obtained from the offeree concerning his investment objectives, other investments, financial situation and needs, and any other information known by you or any associated person, that:

(i) the offeree is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Prospectus;

(ii) the offeree has a fair market net worth sufficient to sustain the risks inherent in the Program, including loss of investment and lack of liquidity;

(iii) the Program is otherwise suitable for the offeree; and

(2) Maintain in your file documents disclosing the basis upon which the determination of suitability was reached as to each offeree.

(c) Notwithstanding the provisions of subsection (b) above, you shall not execute any transaction of Units of the Partnership in any discretionary account without prior written approval of the transaction by the offeree.

(d) Prior to executing a purchase transaction of Units of the Partnership, you shall inform the offeree of all the pertinent facts relating to the liquidity and marketability of the Units during the term of the Partnership.

5. Disclosure.

(a) Prior to participating in the offering, you shall have reasonable grounds to believe, based on information made available to you by PDC through a prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating the Program:

(b) In determining the adequacy of disclosed facts pursuant to subsection (a) hereof, you shall obtain information on material facts relating at a minimum to the following, if relevant in view of the nature of the Program:

(1) items of compensation;

(2) physical properties;

(3) tax aspects;

(4) financial stability and experience of PDC;

(5) the Program's conflicts and risk factors; and

(6) appraisals and other pertinent reports.

(c) For the purpose of subsections (a) or (b) hereof, you may rely upon the results of an inquiry conducted by another NASD member or members, provided that:

(1) the member or persons associated with a member has reasonable grounds to believe that such inquiry was conducted with due care;

(2) the results of the inquiry were provided to you with the consent of the member or members conducting or directing the inquiry; and

(3) no member that participated in the inquiry is a sponsor of the Program or an affiliate of such sponsor.

6. Covenants and Undertakings of the Soliciting Dealer.

(a) You agree to comply with all of the covenants applicable to us in Section 6 of the Dealer-Manager Agreement.

(b) You expressly represent and undertake that you will fully comply with the Conduct Rules of the National Association of Securities Dealers, Inc., which are applicable to firms, such as yours, that are involved or participating in a distribution of securities, such as the offering of the securities of the Program and its constituent Partnerships.

(c) You confirm that you are familiar with Rule 15c2-8 under the Securities Exchange Act of 1934 ("Exchange Act"), relating to the distribution of preliminary and final prospectuses, and confirm that you have complied and will comply therewith. We will make available to you such number of copies of the Prospectus as you may reasonably request for the purposes contemplated by the Securities Act, Exchange Act, and the applicable rules and regulations thereunder.

(d) You confirm that in each case where you deliver to a client or customer of yours or a prospective investor a Prospectus in "compact disk" format (a "CD Prospectus"), in furtherance of your prospectus delivery obligations under the Securities Act, the Exchange Act, and the applicable rules and regulations thereunder, you will make reasonable inquiry of each such client, customer or prospective investor as to the ability of that person to readily access the CD Prospectus and you will satisfy yourself that the client, customer or prospective investor can readily access the CD Prospectus; you will document your inquiry and your satisfaction that the client, customer or prospective investor can readily access the CD Prospectus; and you will maintain documentation of your inquiry for a reasonable period of time. You further agree that, should we so request, you will make the results of your inquiry available to us for our review as Dealer-Manager as a part of our prospectus delivery obligations under the Securities Act, the Exchange Act and the applicable rules and regulations thereunder.

7. Closing Conditions. Your obligation to deliver Subscription Documents to PDC for acceptance by it is subject to the satisfaction on or before the Closing Date of the conditions set forth in Section 9 of the Dealer-Manager Agreement. If any condition to your obligations hereunder shall not have been fulfilled when as required by this Agreement to be fulfilled, you may waive any such condition which has not been fulfilled, extend the time for its fulfillment or terminate this Agreement. In the event that you elect to terminate this Agreement, all Subscriptions Documents, Subscription funds held, checks and other documents and instruments delivered to you for the purchase of the Units shall be returned to the subscribers together with their pro rata share of any interest earned on Subscriptions funds, accompanied by a notice from you of the cancellation and termination of the offering of the Units.

8. Indemnification.

(a) Subject to the conditions set forth below, PDC and PDC Securities Incorporated ("PDC Securities") agree to indemnify and hold harmless you, each of your officers, directors and employees and each person, if any, who controls you within the meaning of Section 15 of the Securities Act, against any and all loss, liability, claim, damage and expense whatsoever (including but not limited to any and all expenses whatsoever reasonably incurred in investigating, preparing for, defending against or settling any litigation, commenced or threatened, or any claim whatsoever) arising out of or based upon (i) any alleged untrue statement of a material fact contained in the Prospectus as from time to time amended or supplemented or the omission or alleged omission therefrom a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such statement or omission was made in reliance upon and in conformity with written information furnished to PDC with respect to you, by you or on your behalf expressly for use in the Prospectus or any amendment or supplement thereof, and (ii) the failure or alleged failure of PDC Securities Incorporated or PDC to comply with requirements of federal and state securities law.

If any action is brought against you or any such officer, director, employee or controlling person in respect of which indemnity may be sought against PDC pursuant to the foregoing paragraph, you or such officer, director, employee or controlling person shall promptly notify PDC in writing of the institution of such action and PDC shall assume the defense of such action, including the employment of counsel (reasonably satisfactory to you or such officer, director, employee or controlling person) and payment of expenses. You or any such officer, director, employee or controlling person shall have the right to employ personal counsel in any such case, but the fees and expenses of such counsel shall be at the expense of you or such officer, director, employee or controlling person unless the employment of such counsel shall have been authorized in writing on behalf of PDC in connection with the defense of such action or PDC shall not have employed such counsel to have charge of the defense of such action or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to PDC (in which case PDC shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events the reasonable fees and expenses of not more than one additional counsel for you and such officers, directors, employees and controlling person (which firm shall be designated in writing by you) shall be borne by PDC. Anything in this paragraph to the contrary notwithstanding, PDC shall not be liable for any settlement of any such claim or action effected without its written consent, which shall not be withheld unreasonably. The indemnity agreement contained in this Section 8(a) and the warranties and representations contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of you or any such officer, director, employee or controlling person, and shall survive any termination of this Agreement. You agree promptly to notify PDC of the assertion of any claim or of the commencement of any litigation or proceedings against you or PDC or the Partnership in connection with the issuance and sale of the Units or in connection with the Prospectus.

(b) You agree to indemnify and hold harmless PDC Securities Incorporated, PDC, the Partnership and each of the officers and directors of PDC and each other person, if any, who controls PDC or the Partnership within the meaning of Section 15 of the Securities Act to the same extent as the foregoing indemnity from PDC to you but only with respect to (i) the statements or omissions, if any, made in the Prospectus or any amendment or supplement thereof in reliance upon, and in conformity with, written information furnished with respect to you, by you or on your behalf expressly for use in such Prospectus or any amendment or supplement thereof and (ii) the failure or alleged failure of you to comply with the requirements of federal or state securities law. In case any action shall be indemnified based on such Prospectus or amendment or supplement thereof and in respect of which indemnity may be sought against you, you shall have the rights and duties given to PDC and each other person so indemnified shall have the rights and duties given to you by the provisions of the second paragraph of Section 8(a) above. The indemnity agreements contained in this Section 8(b) shall remain in full force and effect regardless of any investigation made by or on behalf of any person indemnified herein, and shall survive any termination of this Agreement. PDC agrees promptly to notify you of the assertion of any claim, or of the commencement of any litigation or proceeding against PDC or the Partnership or any officer or director of PDC or any person who controls the Partnership within the meaning of Section 15 of the Securities Act, in connection with the issuance and sale of the Units or in connection with the Prospectus.

9. Representations and Agreement to Survive. Except as the context otherwise requires, all representations, warranties and agreements contained in this Agreement shall remain operative and in full force and effect and shall survive the Closing Date.

10. Effective Date, Term and Termination of This Agreement.

(a) This Agreement shall become effective on the Effective Date. You or PDC may elect to prevent this Agreement from becoming effective without liability of any party to any other party, except as provided in subsection (c) of this Section 10, by giving notice of such election to the other parties hereto before the time this Agreement otherwise would become effective.

(b) You shall have the right to terminate this Agreement at any time during the Offering Period if any representation or warranties hereunder shall be found to have been incorrect or misleading when made or PDC shall fail, refuse or be unable to perform any of its agreements hereunder or to fulfill any condition of your obligations hereunder or if the Prospectus shall have been amended or supplemented despite your objection to such amendment or supplement or (i) if all trading on the New York Stock Exchange or the American Stock Exchange (in this Section collectively called "Exchange") shall have been suspended, or minimum or maximum prices for trading generally shall have been required on the Exchange by Exchange or by order of the Securities and Exchange Commission or any other governmental authority having jurisdiction or (ii) if a banking moratorium has been declared by a state or Federal authority or (iii) if PDC or its properties shall have sustained a material or substantial loss by fire, flood, accident, earthquake or other calamity or malicious act which, whether or not said loss shall have been insured, will in your opinion make it inadvisable to proceed with the offering and sale of the Units; or (iv) if there shall have been such change in the condition or prospects of the Partnership or PDC or in the levels of the prime interest rate or long-term mortgage rate or in the condition of securities markets generally as in your judgment would make it inadvisable to proceed with the offering and sale of the Units.

(c) If for any reason this Agreement shall not become effective or the offering hereunder is terminated, PDC shall not have any liability to you except for such liabilities, if any, as may exist or thereafter arise under Section 8 hereof.

11. Notices.

(a) All communications hereunder, except as herein otherwise specifically provided, shall be in writing and if sent to you shall be mailed, delivered or telegraphed and confirmed to you at the address on page 1 of this Agreement if sent to us or PDC and/or the Partnership shall be mailed, delivered, telegraphed and confirmed to us or PDC and/or the Partnership at 103 E. Main Street, P.O. Box 26, Bridgeport, West Virginia 26330.

(b) Notice shall be deemed to be given by you to us or PDC or the Partnership or by us, PDC or the Partnership to you as of the third business day after the same is mailed or telegraphed as provided in Section 11 (a) above.

12. Parties. This Agreement shall inure solely to the benefit of and shall be binding upon you, us and, to the extent provided herein, PDC and the respective successors and assigns of such parties. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and assigns and the controlling persons, officers, directors and employees, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and assigns and said controlling persons and said officers, and directors and employees, and for the benefit of no other person or corporation. No purchaser of any of the Units from you or us shall be construed a successor or assign by reason merely of such purchase.

13. Construction. This Agreement shall be construed in accordance with the laws of the State of West Virginia.

If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

PDC SECURITIES INCORPORATED

103 East Main Street

Bridgeport, WV 26330

BY:

Darwin L. Stump

TITLE: President

Accepted as of the date first above written.

BY

TITLE

PETROLEUM DEVELOPMENT CORPORATION hereby agrees to be bound by the terms and provisions contained in this Agreement which are applicable to it including the indemnification provisions of Section 8.

PETROLEUM DEVELOPMENT CORPORATION

BY

Steven R. Williams

TITLE: President